Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161199

PROSPECTUS SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 15, 2010 AND
PROSPECTUS DATED AUGUST 21, 2009

SAMSON OIL & GAS LIMITED

113,451,720 ORDINARY SHARES IN THE FORM OF 5,672,586 AMERICAN DEPOSITARY SHARES

We, Samson Oil & Gas Limited, offered to each holder of our American Depositary Shares, or ADSs, the right to purchase up to 22,058 ADSs during the period commencing at 9:00 a.m., Eastern Daylight Time, on May 20, 2010, and ending at 5:00 p.m., Eastern Daylight Time, on June 30, 2010 (the “Subscription Period”).  Each ADS holder as of 5:00 p.m., Eastern Daylight Time, on May 18, 2010 (the “Record Date”) was entitled to participate in this offering.  The purchase price was $0.567 per ADS plus an ADS issuance fee of $0.01 per ADS payable to The Bank of New York Mellon, our depositary, for a total deposit amount of $0.577 per ADS.  Under the terms of the offering (subject to our right to reduce each holder’s investment in the event of an over-subscription), each holder, regardless of the number of ADSs held, was entitled to purchase ADSs in one of four quantities as described below:

•	Offer A — $865.50 for 1,500 ADSs, including the ADS issuance fee (representing 30,000 ordinary shares)

•	Offer B — $4,327.50 for 7,500 ADSs, including the ADS issuance fee (representing 150,000 ordinary shares)

•	Offer C — $8,655.00 for 15,000 ADSs, including the ADS issuance fee (representing 300,000 ordinary shares)

•	Offer D — $12,727.46 for 22,058 ADSs, including the ADS issuance fee (representing 441,160 ordinary shares)

Our board of directors originally approved a sale of up to 123,529,411 ordinary shares in the aggregate from this offering and the Share Purchase Plan (including ordinary shares to be issued to The Bank of New York Mellon and represented by ADSs in the United States), although we reserved the right to increase the overall size of the offering or to scale back participants in the event of oversubscriptions. Subscriptions for this offering and the Share Purchase Plan exceeded the originally approved offering size. Although our board of directors cut back each subscriber to only 75% of the subscribed amount, the total number of shares issued in connection with this offering and the Share Purchase Plan was 205,189,880, of which 113,451,720 ordinary shares in the form of 5,672,586 ADSs were issued to ADS holders pursuant to the prospectus supplement dated June 15, 2010, and 91,738,160 ordinary shares were issued directly to shareholders in Australia and New Zealand pursuant to the Share Purchase Plan.

Investing in our ordinary shares and ADSs involve risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement dated June 15, 2010 and page 3 of the accompanying base prospectus dated August 21, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated July 12, 2010